                                          [Thrivent Financial letterhead]

February 24, 2003

Thrivent Financial for Lutherans
625 Fourth Avenue South
Minneapolis, MN  55415

Ladies and Gentlemen:

This opinion is furnished in connection with the initial registration by Thrivent Financial for Lutherans of flexible premium variable universal life insurance contract (the "Contract") under the Securities Act of 1933.
The prospectus included in the initial Registration Statement on Form N-6 describes the Contract.  I have reviewed the Contract form and I have participated in the preparation and review of the Registration Statement and Exhibits thereto.  In my opinion:

         The illustration of cash values and death benefits included in the section entitled
         "Hypothetical Illustrations," based on the assumptions stated in the illustrations, are consistent with the provisions of the Contract.  The rate structure of the contract has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Contract for a male age
         40, than to prospective purchasers of a Contract on males of other ages or on females.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and the use of my name in the Prospectus regarding actuarial matters.

/s/George D. Light

George D. Light, FSA, MSAA
Director
Risk Product Pricing and Financial Evaluation